UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2004 (March 3, 2004)

O2Diesel Corporation
(Exact Name of Registrant as Specified in Charter)

Washington (State or other jurisdiction of incorporation)	000-32217 (Commission file number)	91-2023525 (IRS Employer Identification No.)

100 Commerce Drive, Suite 301, Newark, Delaware 19713
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(302) 266-6000

N/A
(200 Executive Drive, Newark, Delaware 19702)

Item 5. Other Events

On March 2, 2004, O2Diesel Corporation (the “Company”) filed a Certificate of Designation, attached hereto as Exhibit 99.1, with the Secretary of State of the State of Washington defining the rights of holders of its Series A 0% Convertible Preferred Stock, par value $.0001 (“Preferred Stock”). Pursuant to a Convertible Preferred Stock Purchase Agreement between the Company and the purchaser named therein (the “Purchaser”) dated as of March 3, 2004 (the “Purchase Agreement”), attached hereto as Exhibit 99.2, the Company issued to the Purchaser, in a private placement, 800,000 shares of its Preferred Stock. The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of approximately $3,200,000.

The Preferred Stock is convertible into the Company’s common stock at a variable conversion ratio which is the lesser of (a) $4.00 or (b) eighty percent (80%) of the lowest closing bid price for the Common Stock in the ten business days preceding the date of conversion, but, in no case, less than $1.82. In no event will the Purchaser receive more than approximately 4,395,604 nor less than 2,000,000 shares of the Company’s common stock upon conversion of its shares of Preferred Stock. The Preferred Stock is subject to a two-year restriction on transfer. As part of the transaction, the Purchaser has an option to acquire at $4.00 per share an amount of the Company’s shares equal to the difference between the maximum number of shares available under the conversion formula and the actual number of shares acquired.

Based on the closing price of the Company’s common stock as quoted on the closing date, the Purchaser would be entitled to convert its Preferred Stock into approximately 2,760,000 shares of the Company’s common stock.

The net proceeds from the offering will be used by the Company for working capital needs and other general corporate purposes.

Exhibits

99.1	Certificate of Designation of the Rights and Preferences of Series A 0% Convertible Preferred Stock of O2Diesel Corporation filed with the Secretary of State of the State of Washington on March 2, 2004.

99.2	Convertible Preferred Stock Purchase Agreement by and among O2Diesel Corporation and the Purchaser named therein, dated as of March 3, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2Diesel Corporation
Date: March 11, 2004	By:	/s/ Alan R. Rae Alan R. Rae President and Chief Executive Officer

3